FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES INITIATION OF PHASE 2A PROOF-OF-CONCEPT CLINICAL STUDY WITH CRX-401 FOR TYPE 2 DIABETES

Cambridge, MA, August 14, 2007 – CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has dosed the first patient in a Phase 2a proof of concept clinical trial in Type 2 diabetes with CRx-401, a novel insulin sensitizer designed to provide anti-diabetic activity without promoting weight gain.

"CRx-401 was selected for clinical evaluation from a pool of novel synergistic combinations discovered by CombinatoRx based on preclinical data demonstrating decreased fasting glucose and insulin resistance without weight gain,” commented Daniel Grau, Chief Operating Officer of CombinatoRx. “CRx-401 offers the potential to achieve and maintain multiple treatment goals including reducing hyperglycemia, reducing elevated triglycerides (TG), and elevating high density cholesterol (HDL), the “good” cholesterol”.

About CRx-401

CRx-401 is a novel insulin sensitizer designed to provide anti-diabetic activity without promoting weight gain. CRx-401 is a synergistic novel combination containing a sustained-released therapeutic dose of bezafibrate, an anti-cholesterol agent, and a low dose of diflunisal, an analgesic salicylate derivative. A once-daily co-formulated tablet is in development. CRx-401 has the potential to offer a novel anti-diabetic treatment for newly diagnosed and poorly controlled diabetes patients.

About the Trial Design

This clinical trial is a multi-center, randomized study evaluating the safety and efficacy of CRx-401, as an add-on therapy in Type 2 diabetes, in comparison to bezafibrate alone. Approximately 80 subjects with Type-2 diabetes who are poorly controlled on metformin are planned to be enrolled. Patients will be randomized in a 1:1 ratio to CRx-401 (400mg bezafibrate sustained release and 250mg diflunisal) or 400mg of bezafibrate sustained release plus placebo. Patients will remain on their pre-existing stable dose of statins and low dose aspirin. Endpoints include fasting plasma glucose (FPG), HbA1c, TG, HDL and insulin resistance (HOMA-IR).

About Type 2 Diabetes

Type 2 diabetes is the most common form of diabetes. In Type 2 diabetes, either the body does not produce enough insulin or the cells ignore the insulin. More than 65% of people with diabetes die from heart disease or stroke. Other complications of Type 2 diabetes include: blindness (retinopathy), nerve damage (neuropathy), and kidney damage (nephropathy). There are approximately 20.8 million people in the United States, or 7% of the population, who are estimated to have Type 2 diabetes.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com .

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-401, its clinical, commercial and therapeutic potential, its plans for clinical and formulation development of CRx-401, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and CRx-401 involve significant risks, uncertainties and assumptions, including risks related to the Company's ability to enroll and successfully complete a clinical trial of CRx-401, the Company's ability to develop a proprietary formulation of CRx-401, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of CRx-401, the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com